Exhibit 10.22A

FIRST AMENDMENT TO PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (the “First Amendment”) is made as of the 25th day of July, 2006, by and between JAY GANESH, INC., a Virginia corporation, or permitted assigns (“Buyer”), HIREN PATEL (“Guarantor”), and CAPITOL HOTEL ASSOCIATES, LP, a Virginia limited partnership (“Seller”).

W I T N E S S E T H :

WHEREAS, Buyer, Guarantor, and Seller have entered into that certain Purchase Agreement (the “Purchase Agreement”), dated as of June 15, 2006, for the purchase by Buyer from Seller of the Assets as identified and described in the Purchase Agreement; and

WHEREAS, Buyer has requested that Seller extend the Inspection Period through August 4, 2006; and

WHEREAS, Buyer, Guarantor, and Seller now desire to amend and modify the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid by Buyer to Seller, and the mutual covenants of Buyer, Guarantor, and Seller contained herein, Buyer, Guarantor, and Seller hereby agree as follows:

1. Defined Terms. Capitalized words and phrases not otherwise defined in this First Amendment shall have the meanings that such capitalized words and phrases have in the Purchase Agreement.

2. Conditions. Buyer acknowledges and agrees that, except as set forth in Section 3 below with respect to the financing of the Purchase Price, Buyer has completed its due diligence investigation of the Assets and that Buyer is satisfied with the condition of the Assets. In connection with the completion of its arrangements for a first deed of trust loan with TowneBank to finance a portion of the Purchase Price, Buyer requests that Seller agree to extend the Inspection Period from July 25, 2006, through 5:00 pm on Friday, August 4, 2006 (the “Extended Due Diligence Date”). In consideration of the payment by Buyer to Escrow Agent of the additional amount of Twenty-Five Thousand Dollars ($25,000.00) (the “Additional Deposit”) at the time of execution of this First Amendment, Seller agrees to extend the Inspection Period through 5:00 pm on Friday, August 4, 2006. Buyer acknowledges and agrees that the Additional Deposit shall be fully earned and non-refundable upon delivery to the Escrow Agent, and Seller agrees that the Additional Deposit shall be applied against the Purchase Price if Buyer closes on the purchase of the Property. If Buyer does not close on the purchase of the Property for any reason other than the default of Seller, the Escrow Agent shall pay the amount of the Additional Deposit to Seller.

3. Financing of the Purchase Price. Buyer acknowledges and agrees that it will finance the Purchase Price of the Assets as follows:

A. Buyer anticipates receiving, on or before the Extended Due Diligence Date, a loan commitment (the “TowneBank Commitment”) from TowneBank for a first deed of trust loan (the “First Deed of Trust Loan”) in the amount of $3,300,000 to be secured by a first lien deed of trust against the Property and a first priority security interest in the other Assets. Buyer has requested that, if TowneBank delivers the Towne Bank Commitment to Buyer, Towne Bank agree to close and fund the First Deed of Trust Loan on or before August 10, 2006 (the “Closing Date”). Buyer understands that TowneBank will make every effort to close and fund the First Deed of Trust Loan on or before the Closing Date.

B. With the assistance of TowneBank, Buyer is applying for secondary financing (the “Secondary Financing”) in the amount of $1,600,000 through the United States Small Business Administration (“SBA”) to finance a portion of the Purchase Price of the Assets. Although Buyer has not yet received approval from the SBA of the Secondary Financing, Buyer anticipates that Buyer will receive approval from the SBA for the Secondary Financing on or before Wednesday, August 2, 2006 (the “Secondary Financing Approval Date”), and that the closing and funding by the SBA of the Secondary Financing will be completed during the month of October, 2006.

C. In order to permit Buyer to close on the purchase of the Assets on or before the Closing Date, as contemplated by the Purchase Agreement, Seller hereby agrees to make a second deed of trust loan (“Second Deed of Trust Loan”) to Buyer. Such Second Deed of Trust Loan shall be in the amount of $850,000, with interest accruing at an annual rate of eight and one half percent (8.5%), with a term of eighteen (18) months, and secured by a second lien deed of trust against the Property and a second priority interest in the other Assets. Notwithstanding the term of such Second Deed of Trust Loan, Buyer acknowledges and agrees that Buyer will pay off such Second Deed of Trust Loan in full at such time as Buyer closes on the Secondary Financing to be provided by SBA.

D. In the event that Buyer does not receive SBA approval of the Secondary Financing on or before the Secondary Financing Approval Date, and notwithstanding any other provision of the Purchase Agreement or this First Amendment that may appear or be construed to the contrary, Seller shall have the right, exercisable in its sole discretion, to terminate the Purchase Agreement. If Seller exercises such right to terminate the Purchase Agreement, Buyer shall be entitled to receive a refund of the Deposit paid by Buyer pursuant to Section 2(A) of the

Purchase Agreement and the Additional Deposit paid by Buyer in connection with this First Amendment, and Buyer and Seller shall thereupon have no further duties and obligations to each other, except as specifically set forth in the Purchase Agreement. Seller agrees that Seller will determine whether to exercise its right to terminate the Purchase Agreement within seventy-two (72) hours of the time of that Buyer notifies Seller that SBA has not approved the Secondary Financing.

E. In addition to the Second Deed of Trust Loan, Seller will continue to permit Buyer to pay $400,000 of the Purchase Price through the execution and delivery of a promissory note in the amount of $400,000 in accordance with the provisions of Section 2(C) of the Purchase Agreement. Buyer shall remain responsible for providing the cash necessary to pay the balance of the Purchase Price and all closing costs and expenses incurred by Buyer.

4. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall constitute an original of this First Amendment.

5. Ratification of Purchase Agreement. Except as amended and modified hereby, Buyer, Guarantor, and Seller hereby affirm and ratify the Purchase Agreement and agree that the Purchase Agreement remains in full force and effect.

6. Agreement Under Seal. This First Amendment is an instrument executed under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the parties have executed this First Amendment by their duly authorized representatives on the date set forth below.

[signatures appear on following page]

SELLER:

Capitol Hotel Associates, LP

July 25, 2006	By	/s/ Andrew M. Sims
Date		Andrew M. Sims

[SEAL]

BUYER:

Jay Ganesh, Inc.

July 25, 2006	By	/s/ Hiren Patel, President
Date		Hiren Patel, President

[SEAL]

GUARANTOR:

July 25, 2006	By	/s/ Hiren Patel (SEAL)
Date		Hiren Patel